Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

Goldman Sachs Private Credit Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$115,384,797.22(1)	0.01476%	$17,030.80	(2)
Fees Previously Paid			—
Total Transaction Valuation	$115,384,797.22(1)
Total Fees Due for Filing			$17,030.80	(2)
Total Fees Previously Paid			—
Total Fee Offsets
Net Fee Due			$17,030.80	(2)

(1)

Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 4,558,862 Class I Shares of Goldman Sachs Private Credit Corp. at a price equal to $25.31 per share, which represents the Fund’s net asset value as of April 30, 2024.

(2)

Calculated at $147.60 per $1,000,000 of the transaction value of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024, which is effective October 1, 2023.

Table 2 - Fee Offset Claims and Sources

Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source